Exhibit 10.1

AMENDED AND RESTATED

PROMISSORY NOTE PACIFIC COAST OIL TRUST

September 29, 2016

PACIFIC COAST OIL TRUST, a Delaware statutory trust (“Maker”), hereby promises to pay to the order of PACIFIC COAST ENERGY COMPANY LP, a Delaware limited partnership (“PCEC”), the principal amount borrowed hereunder, as set forth on Schedule A hereto, and interest thereon as set forth in this Amended and Restated Promissory Note (this “note”). The maturity date of this note shall be March 31, 2018.

This Amended and Restated Promissory Note amends and restates, in its entirety, that certain Promissory Note dated February 25, 2016 made by Maker, payable to the order of PCEC, and having a maturity date of March 31, 2018 (the “Initial Note”).  Maker’s obligations under the Initial Note are continued under this Note, as such obligations are modified hereby.  Maker’s obligations under this Note are not duplicative of or in addition to Maker’s obligations under the Initial Note and all such obligations are replaced and substituted hereby.

1.  Maker hereby promises to pay interest on the principal amount of this note outstanding from time to time at (a) 8.50% per annum from February 25, 2016 to August 9, 2016, and (b) 4.0% per annum from August 10, 2016 until maturity. Interest on this note shall accrue monthly, from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. All payments on this note shall be applied first in payment of accrued interest and any remainder in payment of principal. PCEC shall amend Schedule A each time that Maker borrows funds hereunder. Pursuant to Section 3.07(d) of the Amended and Restated Trust Agreement of Pacific Coast Oil Trust, a Delaware statutory trust (the “Trust”), entered into effective as of the 8th day of May, 2012 (the “Trust Agreement”), payments of principal and interest on this note shall be made by offsetting amounts due under this note from time to time against amounts due to the Trust from PCEC pursuant to the Conveyance of Net Profits Interest and Overriding Royalty Interest executed on June 15, 2012 from PCEC to The Bank of New York Mellon Trust Company, N.A., as trustee (the “Conveyance”). In order to minimize the amount of interest payable pursuant to this note, each such offsetting payment shall be made on the first date on which PCEC has possession of the cash that would have been payable to the Trust pursuant to the Conveyance in the absence of the indebtedness represented by this note.

2.          Maker may prepay this note in whole or in part without being required to pay any penalty or premium for such privilege.

3.          This note will be payable as to principal and interest by wire transfer to a bank account designated by PCEC. Such payment shall be in currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Notwithstanding any provision in the Conveyance of Net Profits Interest and Overriding Royalty Interest executed on June 15, 2012 from PCEC to The Bank of New York Mellon Trust Company, N.A., as trustee, and the Operating and Services Agreement dated as of May 8, 2012, by and between PCEC and Maker, the amount owed to PCEC under this Promissory is an irrevocable non-contingent obligation of Maker. Pursuant to section 3.07(c) of the Trust Agreement, this note and the indebtedness represented hereby shall be and are without recourse to The Bank of New York Mellon Trust Company, N.A., whether in its capacity as trustee of the Trust or otherwise; it being agreed that the indebtedness and this note shall be payable solely out of the assets of the Trust.

4.          In the event PCEC owes Maker an amount under any other agreement, then any such amounts may, in the sole discretion of PCEC, be aggregated and Maker and PCEC shall discharge their obligations by netting those amounts against any amounts owed by Maker to PCEC under this note.

5.          This note may be amended or supplemented, and any existing default or compliance with any provision of this note may be waived, with the written consent of PCEC and Maker.

6.          This note shall not be valid until authenticated by the manual signature of an authorized signatory of Maker.

7.          Maker, for itself, its successors and assigns, hereby waives grace, demand, presentment for payment, protest, notice of any kind (including, but not limited to, notice of dishonor and notice of protest) and diligence in collecting and bringing suit against any party hereto.

8.          If any sum payable under this note is not paid when due and this note is placed in the hands of an attorney for collection or enforcement of this note, or if this note is collected through any legal proceedings, including, but not limited to suit, probate, insolvency or bankruptcy proceedings, Maker agrees to pay all reasonable attorneys’ fees and all expenses of collection and costs of court.

9.          It is the intention of the parties hereto to comply with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this note, in no event shall this note require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws.

10.        This note shall be governed by, and construed in accordance with, the laws of the State of New York.

11.        All notices and other communications shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

If to Pacific Coast Energy Company LP to:

Pacific Coast Energy Company LP

1555 Orcutt Hill Road
Orcutt, CA 93455

Attention: Peter Singh

Email: peter.singh@pcelp.com

If to Pacific Coast Oil Trust to:

The Bank of New York Mellon Trust Company, N.A.
Corporate Trust

919 Congress Avenue, Suite 500

Austin, TX 78701

Attention: Sarah Newell

Email: sarah.newell@bnymellon.com

With a copy, which shall not constitute notice, to:

Bracewell LLP

111 Congress Avenue, Suite 2300

Austin, TX 78701

Attention: Thomas W. Adkins

Email: thomas.adkins@bracewelllaw.com

Any party may change its address for the purpose of receiving notices or communications by notice given as provided under this paragraph.

PACIFIC COAST OIL TRUST

By:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Sarah Newell
Sarah Newell
Vice President

- MAKER -

[Signature Page to Amended and Restated Promissory Note]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN PROMISSORY NOTE

The following increases or decreases in this Promissory Note have been made:

Date	Amount of Decrease in Principal Amount	Amount of Increase in Principal Amount	Amount of Increase in Interest Amount	Principal & Interest Amount of Promissory Note Following Such Decrease or Increase	Signature of Authorized Officer of Maker
2/29/2016		$232,000	$—	$232,000	/s/ Sarah Newell
4/13/2016		$348,000	$1,700	$581,700	/s/ Sarah Newell
5/18/2016		$87,705	$3,053	$672,458	/s/ Sarah Newell
6/10/2016		$69,862	$4,469	$746,789	/s/ Sarah Newell
7/13/2016		$123,909	$5,057	$875,755	/s/ Sarah Newell
8/15/2016		$80,337	$5,960	$962,052	/s/ Sarah Newell
9/15/2016		$68,933	$6,478	$1,037,463	/s/ Sarah Newell